Exhibit 2.2

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is entered into as of June 30, 2004, by and among KING PHARMACEUTICALS, INC., a Tennessee corporation (“King”), MONARCH PHARMACEUTICALS, INC., a Tennessee corporation (“Monarch”), PARKEDALE PHARMACEUTICALS, INC., a Michigan corporation (“Parkedale” and together with King and Monarch, “Seller”), SALIX PHARMACEUTICALS, INC., a California corporation (“Salix Sub”), and SALIX PHARMACEUTICALS, LTD., a Delaware corporation (“Salix Parent” and together with Salix Sub, “Buyer”).

WHEREAS, Seller wishes to sell or license to Buyer, and Buyer wishes to acquire from Seller, certain rights of Seller in the pharmaceutical products known as Anusol-HC® and Proctocort®, and, in connection therewith, Buyer shall assume from Seller certain liabilities related to such products.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS AND REFERENCES

1.1.	Defined Terms.

As used in this Agreement, the following capitalized terms have the meanings specified below:

“Accounts Receivable” means all accounts receivable, trade accounts, notes receivable and other miscellaneous receivables, including those that are not evidenced by instruments or invoices, arising out of sales of the Products by or on behalf of Seller or its Affiliates on or prior to 11:59 p.m. EST on the Closing Date.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Advertising and Promotional Materials” means all existing advertising and promotional materials, including flyers, brochures, pamphlets and video cassettes, or any similar materials or items, which pertain exclusively to the Products and are in the possession of Seller on the Closing Date.

“Affiliates” means, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes hereof, the term “controlled” (including the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.

“Allocation Schedule” has the meaning set forth in Section 4.4.

“Anusol ANDA” means the abbreviated new drug application requesting permission to place Anusol-HC® 2.5% (Hydrocortisone Cream, USP) on the market in accordance with section 505(j) of the FDCA (21 U.S.C. 355(j)) and 21 C.F.R. 314, Part 314 Subpart C, and all supplements thereto filed pursuant to the requirements of the FDA.

“Anusol Consent Agreement” means, with respect to the Anusol Trademark License, that certain License Assignment and Consent Agreement dated as of the date hereof by and among Warner-Lambert Company LLC, Parke, Davis & Company LLC, King, Parkedale and Buyer.

“Anusol Trademark” means the registered trademark listed on Appendix A-1.

“Anusol Trademark License Agreement” means that certain License Agreement dated February 27, 1998 by and among Warner-Lambert Company, Parke, Davis & Company and Parkedale.

“API” means active pharmaceutical ingredient.

“Assigned Partial License” has the meaning set forth in the Anusol Consent Agreement.

“Assigned Trademarks” means the registered trademarks listed on Appendix A-2, including any goodwill associated therewith.

“Assignment of Trademarks” means that certain Assignment of Trademarks, dated as of the Closing Date and executed by Monarch and Parkedale, substantially in the form attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 3.1.

“Assumption Agreement” means that certain Assumption Agreement, dated as of the Closing Date and executed by Seller and Buyer, substantially in the form attached hereto as Exhibit B.

“Bill of Sale” means that certain Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit C.

“Business” means the manufacturing, marketing, promotion and sale of the Products as conducted by Seller in Seller’s ordinary course of business in the Territory prior to the Closing Date.

“C.F.R.” means the United States Code of Federal Regulations.

“Cap” has the meaning set forth in Section 9.5(a).

“Closing” means the consummation of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities, all as contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 7.1.

“Confidentiality Agreement” has the meaning set forth in Section 6.7.

“Damages” means any and all costs, losses, damages, claims, liabilities, fines, penalties and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a party hereto; provided that “Damages” shall not include any indirect, incidental, consequential, exemplary or punitive damages or other special damages, lost profits, damage to goodwill or loss of business.

“Deductible” has the meaning set forth in Section 9.5(a).

“Disclosure Schedules” has the meaning set forth in Section 5.1.

“Encumbrances” means any pledges, liens, claims, licenses (other than the Assigned Partial License), security interests, restrictions, defects in title, encumbrances or charges.

“Equivalent Product” has the meaning set forth in Section 6.2.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 3.2.

“FDA” means the United States Food and Drug Administration and any successor agency or entity that may be established hereafter.

“FDA Transfer of Ownership Letter” means the letter submitted by each of the parties and the application form submitted by Buyer to the FDA notifying the agency of the change in ownership of the Anusol ANDA in accordance with 21 C.F.R. § 314.72.

“FDCA” means the federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

“FSS” has the meaning set forth in Section 6.4(d)(ii).

“Governmental Authority” means any governmental agency, board or commission or other governmental authority or other instrumentality of the United States, any state, county, city or other political subdivision within the United States or any other jurisdiction within the Territory (including the FDA).

“Government Rebates” has the meaning set forth in Section 6.4(b)(i).

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Interim Period Date” has the meaning set forth in Section 6.4(b)(i).

“Inventory” means all rights of Seller in the finished goods inventory of the Products that are owned by Seller as of the Closing Date (a) that are packaged, tested, released and ready for sale to the ultimate consumer as of the Closing Date, and (b) that have expiration dates of at least twelve (12) months after the Closing Date. The Inventory is listed on Appendix A-3 hereto by Product, including lot numbers and expiration dates.

“Labeling” means any and all written, printed, or graphic matter on or affixed to an existing Product or its Packaging Materials, or accompanying the existing Product.

“Liabilities” means, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person’s balance sheets or other financial books and records.

“License” has the meaning set forth in Section 2.5.

“Licensed Technology” means any know-how, secrets, manufacturing methods or processes and technical data owned or in the possession of Seller, or that is discovered by or comes into the possession of Seller during the term of the Supply Agreement, in any case that is reasonably necessary and used by Seller in the manufacture or packaging of the Products and that Seller has the right to provide to Buyer.

“Material Adverse Effect” means (a) a material adverse effect on the Acquired Assets, taken as a whole or (b) a material impairment of the ability of Seller to fulfill Seller’s obligations under this Agreement; provided, that the term “Material Adverse Effect” shall specifically exclude any material adverse effect caused by, arising out of or related to (i) factors affecting the pharmaceutical products market generally or the markets in which the Products compete, (ii) general, national, regional or local economic or financial conditions, (iii) changes in laws, rules and regulations, or (iv) the failure to achieve any financial or operational targets, projections or milestones set forth in any business plan or budget.

“Maximum Returns Credit Amount” has the meaning set forth in Section 6.4(a)(iii).

“NDC” means National Drug Code.

“Packaging Materials” means any and all containers or wrappings in which an existing pharmaceutical product is enclosed for use in the delivery or display of the existing pharmaceutical product.

“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any Governmental Authority or any other entity or organization.

“Proctocort Cream” means Proctocort® Cream (Hydrocortisone Cream USP) 1%.

“Product Labeling and Packaging Materials” means all existing Labeling and Packaging Materials owned or developed by Seller, solely to the extent such Labeling and Packaging Materials pertain exclusively to the Products and are in the possession of Seller on the Closing Date, provided that “Product Labeling and Packaging Materials” shall not include any Packaging Materials that may be used or useful in the delivery or display of any pharmaceutical products other than the Products or that do not bear printed matter pertaining exclusively to the Products.

“Products” means Anusol-HC® 2.5% (Hydrocortisone Cream, USP); Anusol-HC® 25-mg Suppository (Hydrocortisone Acetate); Proctocort® Cream

(Hydrocortisone Cream USP) 1%; and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). “Product” means any of the foregoing individually.

“Purchase Price” has the meaning set forth in Section 4.1.

“Required Consents” means all consents, authorizations and approvals from third parties listed on Appendix B which are necessary for the valid assignment and transfer to Buyer of the Acquired Assets.

“Restricted Territory” has the meaning set forth in Section 6.2.

“Returns Termination Date” has the meaning set forth at Section 6.4(a)(iii).

“Sales Data” has the meaning set forth in Section 5.1.10.

“Seller Intellectual Property” has the meaning set forth in Section 5.1.4.

“Seller Packaging Material” has the meaning set forth in Section 2.3(d).

“Supply Agreement” has the meaning set forth in Section 2.6.

“Territory” means the fifty (50) states of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico and all territories or possessions of the United States.

“Threshold” has the meaning set forth in Section 9.5(a).

“Transferred Documentation” means the following filings and submissions by Seller with the FDA, in each case to the extent related solely and exclusively to the Products and in Seller’s possession as of the Closing Date, all as listed on Appendix C hereto: (a) field alerts and other filings related to a product complaint, adverse event reports, medical inquiry filings, blank/sample batch records and analytical procedures, (b) the Anusol ANDA and (c) other filings and submissions by Seller with the FDA during the three (3) year period prior to the Closing Date.

“WAC” has the meaning set forth in Section 6.4(g).

1.2.	Construction of Certain Terms and Phrases.

Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement; (d) all references herein to “Articles” or “Sections” are to Articles or Sections of this Agreement; (e) the term “or” has, except as otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and (f) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1.	Acquired Assets.

On the Closing Date, and subject to the terms and conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, assume and accept from Seller, all of Seller’s right, title and interest in and to the following (collectively, the “Acquired Assets”), free and clear of Encumbrances:

(a) the Advertising and Promotional Materials;

(b) the Anusol ANDA;

(c) the Assigned Partial License;

(d) the Assigned Trademarks;

(e) the Product Labeling and Packaging Materials; and

(f) the Transferred Documentation.

2.2.	Excluded Assets.

Notwithstanding anything herein to the contrary, Seller does not and shall not sell, assign, convey, transfer or deliver, and Buyer does not and shall not purchase, assume or accept, any assets or rights not specifically listed and identified in Section 2.1 (the “Excluded Assets”), including:

(a) the trademarks “KING”, “KING PHARMACEUTICALS”, “KINGPHARM”, “MONARCH”, “MONARCH PHARMACEUTICALS”, “PARKEDALE”, “PARKEDALE PHARMACEUTICALS” and any variation thereof or derivation therefrom, and any other rights in or to such names or the names of any other Affiliates of Seller;

(b) internet or website addresses and domain names of Seller or its Affiliates and any applications and registrations therefor;

(c) the Accounts Receivable;

(d) any formulations, specifications, rights, uses, indications, technology, data, intellectual property and other assets related to or used in connection with other products of Seller or its Affiliates;

(e) all contracts of insurance and all insurance plans related to the Products and the assets of such insurance plans;

(f) any and all claims of Seller with respect to any tax refunds, credits, or similar benefits;

(g) any and all claims of Seller with respect to any other refund or rebate related to the Products;

(h) all rights and claims relating to any Excluded Assets or any Excluded Liabilities, including all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any Excluded Assets or any Excluded Liabilities;

(i) any Packaging Materials that may be used or useful in the delivery or display of any pharmaceutical product other than the Products or that do not bear printed matter pertaining exclusively to the Products;

(j) all of (i) Seller’s organizational documents and other corporate records, and originals of account books of entry, (ii) any books, records, accounts, checks, payment records, tax records (including payroll, unemployment, real estate and other tax records) and other similar books, records and information of Seller relating to the Business and the Products, (iii) all records prepared by, for or on behalf of Seller in connection with the sale of the Products, and (iv) any and all records and documents to the extent relating to any Excluded Assets; and

(k) all of the rights of Seller under or pursuant to this Agreement or any other rights in favor of Seller pursuant to any other agreement contemplated hereby or thereby.

Buyer further acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, (i) Seller shall retain exclusively all know-how and rights necessary for Seller to manufacture, market, sell, and distribute all pharmaceutical products other than the Products, and (ii) Buyer shall acquire no right, title, or interest whatsoever in or to any property or assets of Seller or any of Seller’s Affiliates except as expressly set forth in this Agreement.

2.3.	Sale of Inventory.

(a) On the Closing Date, and subject to the terms and conditions of this Agreement, Seller shall sell, assign, convey, and transfer to Buyer, and Buyer shall purchase, assume and accept from Seller, all of Seller’s right, title and interest in and to the Inventory.

(b) The purchase price for the Inventory shall be as set forth on Appendix A-3.

(c) Subject to the terms and conditions of this Agreement, Seller shall take all commercially reasonable steps to make available all of the Inventory for pick-up by Buyer or Buyer’s common carrier within ten (10) business days after the Closing Date. All Inventory shall be shipped F.O.B. Seller’s manufacturing facility at Buyer’s expense. Prior to Seller’s making available the Inventory for pick-up by Buyer or Buyer’s common carrier, Seller shall bear the risk of loss to the Inventory. From and after Seller’s making available the Inventory for pick-up by Buyer or Buyer’s common carrier, Buyer shall bear all risk of loss to the Inventory and shall be solely responsible for procuring adequate insurance to protect the Inventory against any such loss.

(d) The parties acknowledge that the Inventory purchased under this Agreement may contain Packaging Materials and Labeling with the names, logos and trademarks of Seller and/or its Affiliates (“Seller Packaging Materials”). For the avoidance of doubt, Seller Packaging Materials do not include the Assigned Trademarks. Buyer may distribute such Inventory with Seller Packaging Materials as provided by Seller and/or its Affiliates until the earlier of the date such Inventory has been sold to third parties or the date that is one (1) year after the Closing Date; provided, however, that Buyer shall not, and shall have no right to, use such names, logos, and trademarks for any other purpose and Buyer shall cease using or distributing Seller Packaging Materials after the earlier of the date such Inventory has been sold to third parties or the date that is one (1) year after the Closing Date. Buyer acquires no right, title, or interest in or to any of Seller’s names, logos, trademarks or trade names except for the Assigned Trademarks as contemplated herein. Buyer further agrees that Buyer shall not deface or remove any such Seller Packaging Materials nor alter such Seller Packaging Materials without Seller’s prior written consent. Upon Seller’s reasonable request, Buyer shall permit Seller to inspect any products containing or utilizing Seller Packaging Materials to ensure that such products are maintained in a high quality manner and in accordance with Buyer’s obligations hereunder.

(e) With respect to the Inventory, Seller shall furnish Buyer with a completed quality reviewed batch record, signed Certificate of Analysis (COA) and Certificate of Compliance (COC), and any deviation, investigations and/or OOS related to the Inventory. Notwithstanding the delivery of the foregoing certificates and documents by Seller, Buyer acknowledges that the sole representations and warranties that Seller is making with respect to Inventory are set forth in Section 5.1.12 of this Agreement.

(f) Buyer shall at all times handle, warehouse, store, market, sell, distribute and otherwise dispose of the Inventory in accordance with customary industry practice and in compliance with all applicable laws, rules and regulations, including current good manufacturing practices and product labeling and specifications. Without limiting the foregoing, Buyer represents that it has all applicable licenses, registrations and permits necessary to take control of such Inventory.

(g) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1.12, THE INVENTORY IS PROVIDED “AS IS, WHERE IS,” AND SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE INVENTORY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SELLER SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE.

2.4.	Transfer of Tangible Acquired Assets.

(a) Subject to the terms and conditions of this Agreement, Seller shall take all commercially reasonable steps to deliver, transfer and make available to Buyer the Advertising and Promotional Materials, the Transferred Documentation and the Product Labeling and Packaging Materials for pick-up by Buyer or Buyer’s common carrier within ten (10) business days after the Closing Date. Buyer shall promptly label over or revise such Advertising and Promotional Materials to reflect that Buyer is the owner and distributor of such Products.

(b) Prior to Seller’s making available the tangible Acquired Assets for pick-up by Buyer or Buyer’s common carrier, Seller shall bear the risk of loss to the tangible Acquired Assets. From and after Seller’s making available the tangible Acquired Assets for pick-up by Buyer or Buyer’s common carrier, Buyer shall bear all risk of loss to the tangible Acquired Assets, and shall be solely responsible for procuring adequate insurance to protect such Acquired Assets against any such loss.

2.5.	License.

On the Closing Date, and subject to the terms and conditions of this Agreement, Seller shall grant and deliver to Buyer a license to utilize the Licensed Technology in the form attached hereto as Exhibit D (the “License”). Buyer shall have no right to, and hereby covenants that in no event shall Buyer, use such

Licensed Technology for any purpose other than those permitted or provided for in the License.

2.6.	Supply Agreement.

On the Closing Date, and subject to the terms and conditions of this Agreement, the parties shall enter into a Supply Agreement in the form attached hereto as Exhibit E (“Supply Agreement”), which provides for the supply of Product (other than Proctocort Cream) by Seller to Buyer on and after the Closing as set forth in such agreement. Seller shall have no obligation to provide any Product except as expressly set forth in this Agreement or the Supply Agreement.

ARTICLE 3

ASSUMPTION OF LIABILITIES

3.1.	Assumed Liabilities.

Subject to the terms and conditions of this Agreement, Buyer shall assume, effective as of the Closing Date and at all times from and after the Closing Date shall have, the sole and exclusive liability for and shall pay, perform, discharge and otherwise fully satisfy when due, any and all Liabilities (including compliance with all applicable laws and regulations) arising out of or related to the following:

(a) any product liability, breach of warranty or similar claim for injury to person or other property, regardless of when asserted, which resulted from the use or misuse of Products or otherwise related to the Products sold on or after the Closing Date by or on behalf of Buyer;

(b) except as expressly provided in Section 6.4, the return of any Product on or after the Closing Date, whether or not sold by Seller prior to, on or after the Closing Date; and

(c) without limitation to (a) and (b) above, the ownership, licensing, operation, use of, or conduct of business in connection with, any of the Acquired Assets from and after the Closing Date, including Liabilities arising directly or indirectly from the manufacturing, marketing, sale or distribution of the Products from and after the Closing Date, including any government seizures, field corrections, withdrawals or recalls and any violations of applicable laws, rules, regulations, ordinances, orders or decrees in connection therewith; provided that the foregoing assumption of liabilities shall not limit in any way Buyer’s rights to indemnification under Section 9.2(a) or Section 9.2(b).

All of the foregoing are hereinafter collectively referred to as the “Assumed Liabilities”.

3.2.	Excluded Liabilities.

Except for the Assumed Liabilities, Buyer shall not assume any Liabilities from Seller, including Liabilities arising prior to the Closing Date:

(a) with respect to the Products;

(b) out of the marketing, sale or distribution of the Products;

(c) without limitation to (a) or (b) above, out of any product liability, breach of warranty or similar claim for injury to person or other property, regardless of when asserted, which resulted from the use or misuse of Products or otherwise related to the Products sold on or before the Closing Date by or on behalf of Seller;

(d) without limitation to (a) or (b) above, out of the ownership, licensing, operation, use of, or conduct of business in connection with, any of the Acquired Assets before the Closing Date, including Liabilities arising directly or indirectly from the manufacturing, marketing, sale or distribution of the Products before the Closing Date, including any government seizures, field corrections, withdrawals or recalls and any violations of applicable laws, rules, regulations, ordinances, orders or decrees in connection therewith. All such Liabilities, except for the Assumed Liabilities, are collectively referred to as the “Excluded Liabilities”.

ARTICLE 4

CONSIDERATION AND PAYMENT

4.1.	Consideration.

In consideration for the rights to be assigned or transferred by Seller to Buyer pursuant to Article 2, on the Closing Date, Buyer shall (a) pay to Seller by wire transfer of immediately available funds to an account or accounts at a United States banking institution designated by Seller in writing (i) the sum of Thirteen Million Dollars ($13,000,000) (the “Purchase Price”) and (ii) the purchase price for the Inventory in accordance with Section 2.3, and (b) assume the Assumed Liabilities as described in Section 3.1.

4.2.	Currency.

All payments to be made under this Agreement shall be made in United States currency.

4.3.	Taxes.

Buyer shall be responsible for and shall promptly pay any and all federal, state, provincial, territorial, and local transfer, sales, excise, use, and other taxes, filing and/or recording fees or other similar levies or assessments, if any, levied, imposed or incurred as a result of the transactions contemplated by this Agreement, excluding any taxes payable on Seller’s income. All payments under this Agreement shall be made without any deduction or withholding for or on account of any taxes, fees or other similar levies or assessments.

4.4.	Purchase Price Allocation.

Set forth on Schedule 4.4 hereto is an allocation of the Purchase Price among the Acquired Assets for federal, state and foreign income tax purposes (the “Allocation Schedule”). Seller and Buyer shall sign and submit all necessary forms to report this transaction for federal, state and foreign income tax purposes in accordance with the Allocation Schedule as provided in Treasury Regulations Section 1.1060-1.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of Seller.

Except as set forth in this Agreement or in the Disclosure Schedules attached hereto as Exhibit F (the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer as follows as of the date of this Agreement:

5.1.1.	Organization and Standing.

King and Monarch are each a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Parkedale is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

5.1.2.	Power and Authority.

Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto and thereto and to consummate the transactions contemplated herein and therein. Provided that the Required Consents have been obtained, the execution, delivery, and performance of this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto and thereto do not, and the consummation of the transactions contemplated hereby shall not, violate any provisions of Seller’s organizational documents, bylaws, any law or regulation applicable to Seller, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Seller is a party or by which Seller is bound or result in the creation or acceleration of any Encumbrance on the Acquired Assets.

5.1.3.	Corporate Action; Binding Effect.

Subject to obtaining the Required Consents, Seller has duly and properly taken all action required by law, Seller’s organizational documents, or otherwise, to authorize the execution, delivery and performance of this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes, and the other agreements and instruments contemplated hereby when duly executed and delivered by Seller shall constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

5.1.4.	Intellectual Property.

(a) Except as set forth on Schedule 5.1.4 of the Disclosure Schedules, Seller owns exclusively all right, title and interest in, or, in the case of the Anusol Trademark, has an exclusive license to use, the Transferred Documentation, the Product Labeling and Packaging Materials, the Anusol Trademark and the Assigned Trademarks (collectively, the “Seller Intellectual Property”), free and clear of all Encumbrances. Provided that the Required Consents have been obtained, Seller or its Affiliates have the right to assign, transfer and/or grant to Buyer all rights in the Seller Intellectual Property that is being assigned, transferred and/or granted to Buyer under this Agreement.

(b) To Seller’s knowledge, (i) the operation of the Business in the Territory, as conducted on the date of this Agreement, does not infringe the intellectual property rights of any third party, (ii) Seller has not received written notice from any Person of (A) any actual or threatened claim or assertion to the contrary, or (B) any actual or threatened claim or assertion that the use of any Seller Intellectual Property would infringe any intellectual property rights of any third party and (iii) there is no unauthorized use or infringement of any of the Seller Intellectual Property by any Person.

(c) Except where the failure to do so would have a Material Adverse Effect, any necessary registration, maintenance and renewal fees due in connection with the Assigned Trademarks and, to Seller’s knowledge, the Anusol Trademark, have been paid in a timely manner and all necessary documents and certificates in connection with the Assigned Trademarks and, to Seller’s knowledge, the Anusol Trademark, have, for the purposes of maintaining the Assigned Trademarks and the Anusol Trademark, been filed in a timely manner with the relevant Governmental Authorities.

(d) Seller has not entered into any written agreement granting any Person the right to control the prosecution or registration of any of the Assigned Trademarks or the Anusol Trademark.

(e) Seller has not executed or granted to any third party, or entered into any agreement for, any license or other right to manufacture, market, or distribute the Products.

(f) Other than the Acquired Assets and the Licensed Technology, Seller does not own or have a license to use any patent or trade secret necessary to manufacture and package the Products as manufactured and packaged by Seller as of the date of this Agreement.

(g) This Section 5.1.4 contains the only representations and warranties of Seller regarding Seller Intellectual Property in this Agreement and any other agreement executed in connection with this Agreement and no other provision hereof or thereof shall be construed to contain any such representation or warranty.

5.1.5.	Regulatory Status

(a) Except as set forth in Schedule 5.1.5 of the Disclosure Schedules, except for certain ongoing reporting and administrative requirements and except as otherwise disclosed in publicly available FDA records and filings, there are no outstanding material commitments or obligations of Seller to the FDA or any other state or federal Governmental Authority with respect to the Products. Seller has made available to Buyer copies, if any, of all serious and unexpected adverse event reports and periodic adverse event reports with respect to the Products that have been filed with the FDA, including any correspondence relating thereto.

(b) The Anusol ANDA has been approved by FDA and Seller has not received written correspondence that the Anusol ANDA is not in good standing with the FDA. There is no action or proceeding by any governmental or regulatory authority pending or, to the knowledge of Seller, as of the Closing Date threatened, seeking revocation or suspension of the Anusol ANDA. During the two (2) years prior to the date of this Agreement, Seller, to Seller’s knowledge, has not received or been subject to: (i) FDA Form 483’s directly relating to any Product (ii) any FDA Notices of adverse findings directly relating to any Product or the manufacture of any Product; or (iii) any warning letters or other written correspondence from FDA or any other governmental or regulatory authority directly relating to the Product. For purposes of the representations in this Section 5.1.5, the “knowledge” of Seller shall mean the actual knowledge of the Executive Vice President of Regulatory Affairs for King.

5.1.6.	Laws and Regulations.

Except as set forth in Schedule 5.1.6 of the Disclosure Schedules, Seller is in compliance with all applicable laws, regulations, ordinances and statutes with respect to the conduct of the Business, except for any noncompliance which would not have a Material Adverse Effect.

5.1.7.	Title to Assets.

Except as set forth in Schedule 5.1.7 of the Disclosure Schedules, Seller has good and marketable title to, or a license to use, the Acquired Assets. As of the Closing Date, Buyer shall acquire good and marketable title to, or a license to use, and all right, title and interest of Seller and its Affiliates in and to, the Acquired Assets, free and clear of all Encumbrances.

5.1.8.	Litigation.

There is no litigation, arbitration proceeding, governmental investigation or action pending or, to the knowledge of Seller, threatened against or affecting Seller or any of its Affiliates with respect to any Product, the Business or any of the Acquired Assets.

5.1.9.	Brokers.

No agent, broker, investment banker, financial advisor or other Person is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Seller or any Affiliates of Seller.

5.1.10.	Sales Data.

Attached hereto at Schedule 5.1.10 is certain historical sales data (categorized by Product and by formulation (cream or suppository) related to the Business for the period from January 1, 2003, to March 31, 2004 (the “Sales Data”). The Sales Data has been prepared pursuant to and is consistent with the books and records of Seller. The internal books and records of Seller upon which Sales Data was prepared have been kept accurately in all material respects. Seller has not received any written notice from Seller’s independent certified public accountants that Seller has used any improper accounting practice that would result in the Sales Data being misleading in any material respect.

5.1.11.	Absence of Certain Changes.

Since March 31, 2004, through the date of this Agreement:

(a)	no Material Adverse Effect has occurred and is continuing;

(b)	Seller has not received any written correspondence or written notification from FDA or any other Governmental Authority, and Seller has no knowledge of any pending action by FDA or any other Governmental Authority, regarding any assertion by the FDA or any other Governmental Authority that any of the Products are not being manufactured, packaged, labeled, marketed or sold in compliance with applicable law;

(c)	Seller has not taken any action outside the ordinary course of the Business with respect to (i) sales efforts or promotions related to the Products or (ii) customer purchases of Products; and

(d)	Seller has no knowledge that any supplier of API or Product intends to discontinue supply to Seller or to alter the terms of the current supply arrangement with Seller.

5.1.12.	Inventory.

Seller’s inventory of Products as of the date hereof is set forth at Appendix A-3. To Seller’s knowledge, the Inventory (a) was manufactured and stored in all material respects in accordance with the applicable specifications for the Products in effect at the time of manufacture, and (b) is not adulterated or misbranded within the meaning of the FDCA in any material respect.

5.1.13.	Governmental Approvals.

To the knowledge of Seller, no consent, approval order or authorization of, or registration, declaration or filing with, any Governmental Authority on Seller’s part is required in connection with Seller’s execution, delivery or performance of this Agreement.

5.1.14.	Customer Contracts.

Schedule 5.1.14 of the Disclosure Schedules lists each material contract to which Seller is a party or bound, that relates to the sale or distribution of Products.

5.1.15.	No Implied Warranties

EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5.1, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACQUIRED ASSETS, THE BUSINESS OR THE MANUFACTURE OR PACKAGING OF THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SELLER SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS. Without limiting the foregoing, except as expressly provided in this Section 5.1, Buyer acknowledges that it has not and is not relying upon any implied warranty of merchantability, fitness for a particular purpose, non-infringement of intellectual property rights or otherwise, or upon any representation or warranty whatsoever as to the future prospects (financial, regulatory or otherwise), or the likelihood of commercial success of the Business or the Products or the manufacture or packaging thereof after the date of this Agreement.

5.1.16.	Proctocort Cream.

Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 5.1.12 with respect to the Inventory, Seller makes no representations or warranties related to the manufacturing, testing, packaging or labeling of Proctocort Cream, including any compliance with applicable laws, rules and regulations in connection therewith.

5.2.	Representations and Warranties of Buyer.

Buyer hereby represents and warrants to Seller as follows:

5.2.1.	Organization and Standing.

Salix Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Salix Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.

5.2.2.	Power and Authority.

Buyer has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto and thereto and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto and thereto do not, and the consummation of the transactions contemplated hereby shall not, violate any provisions of Buyer’s organizational documents, bylaws, any law or regulation applicable to Buyer, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Buyer is a party or by which Buyer is bound.

5.2.3.	Corporate Action; Binding Effect.

Buyer has duly and properly taken all action required by law, Buyer’s organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes, and the other agreements and instruments contemplated hereby when duly executed and delivered by Buyer shall constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

5.2.4.	Brokers.

No agent, broker, investment banker, financial advisor or other Person is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Buyer or any Affiliates of Buyer.

5.3.	Limitations on Seller’s Representations and Further Acknowledgements by Buyer.

5.3.1.	Business Prospects and Reliance.

Seller does not make any representation or warranty as to the business prospects of the Products. Buyer has conducted its own thorough due diligence review and analysis, as Buyer deemed necessary and appropriate, of the Acquired Assets, the Business and of the business prospects of the Products. Buyer is not relying on any forecasts, marketing data, projections, estimates, offering brochures or materials, conversations with employees, management, or consultants, agents or brokers of Seller, market assessments, representations or warranties or other materials whether oral or written from Seller or Seller’s agents, brokers or consultants as to the business prospects or potential of the Products or any other representations or warranties, express or implied, except as expressly set forth herein, including Section 5.1.

5.3.2.	Manufacture of Proctocort® Cream.

Seller represents and warrants, and Buyer acknowledges and agrees, that a third party (not Seller or any Affiliate of Seller) manufactures Proctocort® Cream for Seller on a purchase order basis, and that Seller has no contract with such third party for the manufacture or supply of Proctocort® Cream. Buyer further acknowledges and agrees that Seller does not guarantee or warrant that (a) any third party shall supply or continue to supply Proctocort® Cream or (b) that any such third party shall supply or continue to supply Proctocort® Cream on the pricing or other terms currently available to Seller.

5.3.3.	API Supply.

Seller represents and warrants, and Buyer acknowledges and agrees, that Seller does not manufacture the API for any of the Products, has no guaranteed source for such API and has no contract with any third party supplier for such API. Buyer further acknowledges and agrees that Seller does not guarantee or warrant that (a) any third party API or Product component supplier shall supply or continue to supply such items or (b) that any such third party shall supply or continue to supply such items on the pricing or other terms currently available to Seller.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1.	Governmental Filings; Responsibility for the Products.

(a) Subject to Section 6.1(e), as promptly as practicable following the execution of this Agreement (and with respect to the FDA Transfer of Ownership Letter on or prior to Closing in accordance with the requirements of 21 C.F.R. § 314.99 and § 314.72), Seller and Buyer each agree to prepare and file whatever filings, requests or applications are required or deemed advisable to be filed with any Governmental Authority, if any, in connection with the transactions contemplated by this Agreement, including the transfer of rights pursuant to Article 2 of this Agreement, and to cooperate with one another as reasonably necessary to accomplish the foregoing; provided, that Buyer shall be solely responsible for preparing the required submissions to the FDA with respect to the transfer of the manufacturing sites from Seller’s manufacturing sites to Buyer’s manufacturing site.

(b) Subject to Section 6.1(e), Seller and Buyer shall: (i) diligently take, or fully cooperate in the taking of, all necessary and proper steps to make such filings as required or deemed advisable pursuant to Section 6.1(a); (ii) take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other party in doing all things reasonably necessary, proper, and/or advisable under applicable law or otherwise (A) to consummate and make effective the transactions contemplated by this Agreement and (B) obtain from any Governmental Authority any non-actions, clearances, waivers, consents, approvals, authorizations, permits or orders required to be obtained in connection with the execution and performance of this Agreement or the transactions contemplated by this Agreement.

(c) Except as specifically set forth in the Supply Agreement, from and after the Closing Date, Buyer shall assume all regulatory responsibilities in connection with the Products and the Anusol ANDA, including responsibility for (i) all periodic and annual reports or other regulatory filings with the FDA, (ii) reporting any product quality complaints and adverse drug events in connection with the Products, and (iii) compliance with the Prescription Drug Marketing Act of 1987, as the same may be amended from time to time.

(d) Buyer shall list the Products with the FDA in accordance with 21 U.S.C. 360(j) and relevant implementing regulations and comply with all other requirements of such statutory and regulatory provisions before distributing any of the Products with Labeling that bears Buyer’s name. Buyer shall include its NDC number on any Products distributed with Buyer’s name on the Labeling. Any costs or expenses incurred in connection with Buyer’s obligations under this Section 6.1(d) shall be the sole responsibility of, and shall be paid by, Buyer.

(e) Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation whatsoever in connection with any regulatory filings, requests or applications related to the Products, except for Seller actions reasonably required by Governmental Authorities in connection therewith, and except as specifically set forth in the Supply Agreement.

(f) After the Closing, Seller shall direct all complaints or inquiries concerning the Products to Buyer to the attention of [*], Associate Director of Quality, 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615, Telephone: (919) 862-1000, Telecopy: (919) 862-1095, e-mail: [*]@salix.com, or such other person or persons as Buyer may specify from time to time by written notice to Seller.

(g) After the Closing, Buyer shall have all responsibility for any and all FDA fee obligations for holders or owners of the Products which relate to periods on or after the Closing Date, and Seller shall retain responsibility for such fee obligations which relate to periods prior to the Closing Date. Each party shall promptly reimburse the other to the extent a party pays amounts which are the responsibility of the other party hereunder.

6.2.	Noncompetition.

Except as contemplated by the Supply Agreement, for a period of [*] years after the Closing Date, neither Seller nor any of Seller’s Affiliates, shall, within the Restricted Territory (as defined below), manufacture, market, promote or sell an Equivalent Product (as defined below); provided, however, that if Seller or any of Seller’s Affiliates acquires or is acquired, through a stock or asset purchase, merger, consolidation or other transaction, in each case, whether in a single transaction or a series of transactions, by any other Person or business that, prior to such stock or asset purchase, merger, consolidation or other transaction, was selling any Equivalent Product in the Restricted Territory, then the entity which had been selling such Equivalent Product in the Restricted Territory or such entity’s successor(s) shall be permitted to continue manufacturing, using, marketing, distributing and selling such Equivalent Product in the Restricted Territory in unlimited quantities notwithstanding anything in this Agreement to the contrary. For purposes of this Section 6.2, (a) the “Restricted Territory” shall mean any of the counties in the United States where Seller is performing services related to the Business; and (b) ”Equivalent Product” shall mean a pharmaceutical product that (i) contains hydrocortisone as an active ingredient, (ii) is rectally administered or anally applied and (iii) is intended for use for the indications set forth on Schedule 6.2 hereto. Seller acknowledges and agrees that the covenants regarding the restrictions above are separate and distinct covenants and that if any such covenant is determined to be void and unenforceable, in whole or in part, the same shall, and shall be deemed, not to affect or impair the validity of any of the covenants set forth in this Section 6.2.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.3.	Accounts Receivable.

Any Accounts Receivable shall inure to the benefit of Seller. Any accounts receivable or invoices arising out of sales of the Products by or on behalf of Buyer after 11:59 pm EST on the Closing Date shall inure to the benefit of Buyer.

6.4.	Returns, Rebates and Chargebacks.

(a) (i) As of the Closing Date, each of Seller and Buyer shall process and issue credits (or render payment in such other form as the parties hereto may determine) for all returned Product they are financially responsible for in accordance with subsections (iii) and (iv) below. Buyer shall not bill Seller for the administrative costs of processing claims for returned Product for which Buyer is financially responsible for in accordance with subsections (iii) and (iv) below. Seller shall not bill Buyer for the administrative costs of processing claims for returned Product for which Seller is financially responsible for in accordance with subsections (iii) and (iv) below. Such handling of returned Product by Buyer or Seller, as applicable, and the issuance of any credits or other form of reimbursement in connection therewith, shall be in accordance with Buyer’s or Seller’s current returned goods policy, as applicable. Buyer hereby agrees that Buyer shall take no actions to solicit or otherwise encourage Product returns after the Closing. Any incremental price impact precipitated by or occurring after the Closing Date due to pricing decisions or regulatory changes are the responsibility of Buyer.

(ii) Seller and Buyer shall use commercially reasonable efforts in requesting that customers direct all Product returns after the Closing Date to Buyer. Except to the extent otherwise required by applicable law or regulation, all returned Product received by Buyer or Seller after the Closing Date shall be destroyed by such party or its contractor or designee at its respective returns handling facility or facility designated by such party. After such destruction, each party shall forward to the other party any necessary accompanying documentation required to determine the appropriate credit. If Buyer or Seller destroys Product for which the other was financially responsible as set forth in Sections 6.4(a)(iii) and (iv), that party shall bill the other party for the cost of the destruction. Each such invoice shall set forth the number of units processed, together with such other information as shall be necessary to support the invoice. Each party shall, within thirty (30) days of its receipt of invoice, pay the other party for the full invoiced amount.

(iii) The parties hereto agree and acknowledge that Seller shall be financially responsible only for returned Product bearing Seller’s NDC numbers and evidenced as being sold by Seller on or before the Closing Date; provided, however, that Seller’s maximum aggregate financial liability for or other reimbursement for such returned Product shall be [*] Dollars ($[*]) (“Maximum Returns Credit Amount”). Buyer further agrees that Seller’s financial obligation for credits or other reimbursement for such returned Product shall terminate upon the first to occur of the date on which Seller has issued credits in the amount of or otherwise reimbursed the Maximum Returns Credit Amount or [*] years after the Closing Date (the “Returns Termination Date”). For purposes of this Section 6.4(a)(iii), the dollar value of returned Product paid or credited for by Seller shall be determined in accordance with Seller’s then current returned goods policy.

(iv) The parties hereto agree and acknowledge that Buyer shall be financially responsible for all returned Product other than returns for which Seller is financially responsible pursuant to Section 6.4(a)(iii).

(b) (i) With respect to rebates that Seller is obligated to pay pursuant to any government (federal or state) rebate program for products identified by Seller’s NDC codes with respect to sales of the Products (“Government Rebates”), Seller shall be solely responsible for the processing, handling and payment (subject to Buyer’s reimbursement obligations set forth herein) of all such rebates relating to the Product which are billed to Seller. Seller shall be responsible for all Government Rebates that Seller pays for all Products dispensed prior to [*] (the “Interim Period Date”), and Buyer shall be responsible and shall reimburse Seller for all Government Rebates that Seller pays for Product dispensed after the Interim Period Date. Seller shall promptly bill Buyer for any amounts due under this Section 6.4. Buyer shall not be responsible for any amounts otherwise due to Seller under this Section 6.4 which are not billed to Buyer within [*] years after they are invoiced to Seller under the government rebate program. All payments due under this Section 6.4 shall be made to Seller within thirty (30) days of submission to Buyer of invoices that describe the requested payments in reasonable detail.

(ii) In the event Buyer disputes in good faith an amount owed under a Government Rebate, Seller shall provide to Buyer, upon Buyer’s reasonable request, copies of any documents and records evidencing the original rebate claims and any resubmissions of such claims and data relating to unit rebate calculations which are necessary to enable Buyer to resolve such disputed amount. In the event Buyer disputes an amount owed under a Government Rebate, Buyer shall be responsible for reimbursing Seller the amounts paid by Seller and then Buyer shall dispute the claim directly with the government/state.

(iii) Seller shall provide Buyer with all information relating to the Product and the prices thereof which Buyer reasonably needs in order to comply with applicable rules and regulations relating to the Medicaid Rebate Agreement. When requested, such information shall be provided by Seller to Buyer promptly, and in any event, within fifteen (15) days after Buyer’s written request therefor. Buyer shall provide to Seller within twenty (20) days after the

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

end of each calendar quarter to enable Seller to comply with their submission requirements to the Centers for Medicare and Medicaid Services (or any successor agency), the following information: (x) the “average manufacturer price” (as defined under the Social Security Act, 42 U.S.C. Sections 1396r-8(k)(l)) for each Product identified by NDC number; (y) the “best price” (as defined under the Social Security Act, 42 U.S.C. Sections 1396r-8(c)(1)(C)) for each Product identified by NDC number; and (z) any additional data or other information related to such Medicaid issues reasonably requested in writing by Seller.

(c) Seller has provided to Buyer a list of all commercial rebate and commercial chargeback agreements in which a Product is included. Seller and Buyer agree that Seller shall continue to honor all such commercial agreements in which a Product is included; provided, however, that Seller shall endeavor to terminate each such agreement with respect to the Products promptly following the Closing, and in the event terminated, Seller’s responsibility to honor such agreements will terminate upon such termination. Seller shall be responsible, at Seller’s sole cost and expense, for the processing, payment, administration and support of all commercial rebates and chargebacks owed under these agreements. Within five (5) business days following the Closing, Seller shall issue a letter to the commercial customers under these agreements advising such customers of Seller’s responsibilities in connection with commercial rebate and chargeback agreements and associated rebates and chargebacks.

(d) (i) Seller has provided to Buyer a list of all government chargeback agreements in which a Product is included. Seller and Buyer agree that Seller shall continue to honor all such government chargeback agreements in which a Product is included through the Interim Period Date; provided, however, that Seller shall endeavor to terminate each such government agreement with respect to the Product(s) promptly following the Closing, and in the event terminated prior to the Interim Period Date, Seller’s responsibility to honor such agreements will terminate upon such termination. Seller shall be responsible, at its sole cost and expense, for the processing, payment (subject to Buyer’s reimbursement obligations set forth herein), administration and support for all chargebacks and administrative fees owed under these agreements with respect to Product dispensed through the Interim Period Date. Within five (5) business days following the Closing, Seller shall issue a letter to government chargeback customers advising such customers of Seller’s responsibilities in connection with government chargeback agreements and associated chargebacks and administrative fees. Notwithstanding anything to the contrary contained in this Section 6.4 in the event Seller is unable to terminate the government chargeback agreements by the Interim Period Date, Buyer shall reimburse Seller for the payment of government chargebacks made by Seller with respect to Product dispensed after the Interim Period Date.

(ii) Notwithstanding anything to the contrary contained in this Section 6.4, the parties acknowledge that the VA National Acquisition Center must approve the removal of the Product from Seller’s Federal Supply Schedule (“FSS”) before the responsibility of processing such rebate is transferred from Seller to Buyer. Accordingly, in the event such approval is not obtained prior to the Interim Period Date, Seller shall continue to be responsible for processing the FSS chargebacks on Buyer’s behalf, and Buyer shall promptly reimburse Seller for the same, and in any event within thirty (30) days after the request for such reimbursement.

(iii) Seller shall provide Buyer with all information relating to the Product and the prices thereof, which Buyer needs in order to comply with applicable rules and regulations relating to P.L. 102-585 as it relates to the FSS and Section 340B of the Public Health Services Act. When requested, such information shall be provided by Seller to Buyer promptly, and in any event, within ten (10) business days after Buyer’s written request thereof.

(e) All payments due to Seller under this Section 6.4 shall be made by Buyer to Seller within thirty (30) days of submission to Buyer of invoices that describe the requested payments in reasonable detail.

(f) As soon as reasonably practicable after the Closing and in no event later than five (5) business days after Closing, Buyer shall be responsible for receiving and processing customer orders and for shipping and invoicing customers for the Product. Promptly following the Closing, the parties shall jointly issue a letter to customers within the trade (wholesalers and distributors) notifying such customers that all future Product orders are to be placed with Buyer, and providing the appropriate contact information for Buyer’s personnel.

(g) In the event that Buyer increases the published Wholesaler Acquisition Cost (“WAC”) of the Product during the applicable Interim Chargeback Period or Interim Rebate Period, Buyer shall (i) promptly notify Seller of such increase and (ii) reimburse Seller the difference between the previous WAC and such new increased WAC as it pertains to returns and the affected rebates, chargebacks and administrative fees.

6.5.	Publicity.

Except as otherwise required by law or applicable stock exchange requirements, for so long as this Agreement is in effect, neither Seller nor Buyer shall, and each of them shall cause their respective Affiliates, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement, except for the issuance of the press release attached hereto at Schedule 6.5. The parties agree to cooperate with respect to requests for confidential treatment submitted to regulatory agencies with respect to the matters set forth in this Agreement, and the Appendices, Schedules and Exhibits hereto.

6.6.	Bulk Transfer Laws.

Seller and Buyer waive compliance with any bulk sales law or similar law in connection with the consummation of the transactions contemplated herein.

6.7.	Confidential Information.

The terms of the confidentiality agreement previously executed between Buyer and Seller dated December 3, 2003 (the “Confidentiality Agreement”) are hereby incorporated herein by reference and remain in full force and effect.

6.8.	Access and Cooperation.

Each party shall, upon reasonable prior written notice from the other party, make available to such other party such information or records (or copies thereof) in such party’s possession after the Closing, to the extent reasonably required for the purpose of assisting such other party in (a) making any governmental filings or other matters with any Governmental Authorities relating to the Acquired Assets or the Products, and (b) prosecuting or defending or preparing for the prosecution or defense of any action, suit, claim, complaint, proceeding or investigation at any time brought by or pending against such party relating to the Acquired Assets or the Products.

ARTICLE 7

CLOSING

7.1.	Closing.

Subject to the satisfaction or waiver of conditions in Section 8.1 and Section 8.2, the Closing shall take place at 10:00 a.m., EDT, on the date of this Agreement, (the “Closing Date”) at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102.

7.2.	Closing Deliveries of Seller.

At Closing, Seller shall deliver or cause to be delivered to Buyer, the following:

(a) the Assignment of Trademarks;

(b) the Assumption Agreement;

(c) the Bill of Sale;

(d) the License;

(e) the Supply Agreement;

(f) a copy of the FDA Transfer of Ownership Letters executed by Seller for the Anusol ANDA;

(g) complete copies of the Anusol ANDA, all supplements thereto and all records required to be kept with respect to the Products under 21 C.F.R. § 314.81;

(h) with respect to any recorded financing statements covering any of the Acquired Assets, termination statements terminating all such financing statements with respect to the Acquired Assets, together with the written authorization of the secured party to file such termination statements promptly after Closing;

(i) the Required Consents; and

(j) the Anusol Consent Agreement

7.3.	Closing Deliveries of Buyer.

At Closing, Buyer shall deliver or cause to be delivered to Seller, the following:

(a) the Purchase Price and the purchase price for the Inventory in accordance with Section 2.3;

(b) the Assumption Agreement;

(c) the License;

(d) the Supply Agreement;

(e) a copy of the FDA Transfer of Ownership Letters executed by Buyer for the Anusol ANDA; and

(f) the Anusol Consent Agreement.

ARTICLE 8

CONDITIONS PRECEDENT TO THE CLOSING

8.1.	Conditions Precedent to Buyer’s Obligations.

Subject to any express written waiver of such conditions by Buyer, the obligations of Buyer to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

(a) Representations and Warranties True as of the Closing Date. The representations and warranties of Seller contained in this Agreement shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for changes permitted hereunder and except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true in all material respects as of such date or time)), except to the extent that the failure of such representations and warranties to be true in all material respects shall not have had a Material Adverse Effect that is continuing on the Closing Date.

(b) Compliance with this Agreement. Seller shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by Seller prior to or by the Closing Date, except to the extent the failure to perform such covenants, agreements and obligations shall not have had a Material Adverse Effect that is continuing on the Closing Date.

(c) Required Consents. The Required Consents shall have been obtained.

(d) New Laws, No Injunction. There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Authority which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

(e) Closing Deliveries. Seller shall have delivered to or caused to be delivered to Buyer each of the documents specified in Section 7.2.

8.2.	Conditions Precedent to Seller’s Obligations.

Subject to any express written waiver of such conditions by Seller, the obligations of Seller to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

(a) Representations and Warranties True as of the Closing Date. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for changes permitted hereunder and except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true in all material respects as of such date or time)), except to the extent that the failure of such representations and warranties to be true in all material respects shall not have had a material adverse effect on Buyer’s ability to perform its obligations hereunder.

(b) Compliance with this Agreement. Buyer shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by Buyer prior to or by the Closing Date, except to the extent the failure to perform such covenants, agreements and obligations shall not have had a material adverse effect on Buyer’s ability to perform its obligations hereunder; provided, that the foregoing exception shall not apply to Buyer’s obligation to pay the amounts set forth in Section 4.1 or to otherwise pay any consideration for the Acquired Assets when due hereunder.

(c) Required Consents. The Required Consents shall have been obtained.

(d) New Laws, No Injunction. There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Authority which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

(e) Closing Deliveries. Buyer shall have delivered to or caused to be delivered to Seller each of the documents specified in Section 7.3.

ARTICLE 9

INDEMNIFICATION; INSURANCE

9.1.	Survival.

The representations and warranties of Seller and Buyer contained in this Agreement shall survive for a period of [*] months from and after the Closing Date. The covenants of Seller and Buyer shall not survive the Closing, except to the extent such covenants by their terms contemplate or may involve actions to be taken or obligations in effect after the Closing, which covenants shall survive in accordance with their terms; provided, that Seller’s obligations under Section 9.2(a) and Buyer’s obligations under Section 9.3(a) shall terminate on the [*] month anniversary of the Closing Date. Notwithstanding anything to the contrary, any representation, warranty or covenant which is the subject of a

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

claim which is asserted in writing after the Closing Date within the survival periods specified in this Section 9.1 shall survive with respect to such claim or dispute until final resolution thereof.

9.2.	Indemnification by Seller.

Subject to this Article 9, from and after the Closing Date, Seller shall indemnify, defend and hold Buyer harmless from and against any and all Damages incurred or suffered by Buyer to the extent caused by:

(a) any breach of any representation or warranty made by Seller in this Agreement;

(b) any material breach of any covenant, agreement or undertaking on the part of Seller contained in this Agreement; or

(c) any failure to pay, perform or discharge any Excluded Liabilities.

9.3.	Indemnification by Buyer.

Subject to this Article 9, from and after the Closing Date, Buyer shall indemnify, defend and hold Seller harmless from and against any and all Damages incurred or suffered by Seller to the extent caused by:

(a) any breach of any representation or warranty made by Buyer in this Agreement;

(b) any material breach of any covenant, agreement or undertaking on the part of Buyer contained in this Agreement; or

(c) any failure to pay, perform or discharge any Assumed Liabilities.

9.4.	Procedures.

Promptly after receipt by a party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 9.2 or Section 9.3, such party (the “Indemnified Party”) shall give the other party (the “Indemnifying Party”) written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Article, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim. The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking such indemnification.

Notwithstanding the foregoing, the Indemnifying Party shall not settle or compromise any claim, without the Indemnified Party’s prior written consent where (a) the settlement or compromise of such claim would materially and adversely affect the rights of the Indemnified Party to use the Acquired Assets or the Licensed Technology or (b) the amount of Damages agreed to in such settlement or compromise would exceed the Indemnifying Party’s obligations under this Article 9, and such settlement or compromise does not contain a release of the Indemnified Party for the amount of Damages in excess of the Indemnifying Party’s obligations under this Article 9. If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly (and in any event not less than ten (10) days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability. All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. Notwithstanding the foregoing, if the Indemnifying Party elects not to compromise or defend the asserted liability, or fails to notify the Indemnified Party of its election to compromise or defend as herein provided, (i) the Indemnified Party shall have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs, expenses, (ii) any payment made therewith shall be included as part of the indemnification obligation of the Indemnifying Party hereunder, and (iii) the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in compromise or defense against the asserted liability. Notwithstanding the foregoing, the Indemnified Party may not settle or compromise any claim without consent of the Indemnifying Party, such consent which shall not unreasonably be withheld.

The Indemnified Party shall have at all times the right to participate fully in the defense, at its own expense; provided, however, that the Indemnifying Party shall pay the legal fees of one counsel for the Indemnified Party if the Indemnified Party has been advised by counsel that there would be a conflict of interest in having the same counsel represent the Indemnified Party and the Indemnifying Party. In connection with the defense of any claim, each party shall make available to the party controlling the defense any books, records or other documents within its control that are necessary or appropriate for such defense; provided, however, any such books, records or other documents which are made available hereunder shall be held in strict confidence by the receiving party and such disclosure obligation shall apply only to the extent that such books, records or other documents relate to the Products. Notwithstanding anything to the contrary in this Section 9.4, (a) the party conducting the defense of a claim shall (i) keep the other party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other party is not participating jointly in the defense of such claim), and (ii) conduct the defense of such claim in a prudent manner, and (b) the Indemnifying Party shall not cease to defend, settle or otherwise dispose of any claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

9.5.	Limitations on Indemnification Obligations.

(a) Seller shall have no obligation or liability to Buyer pursuant to Section 9.2(a) of this Agreement, except to the extent that the aggregate amount of Damages incurred or suffered by Buyer which Seller is otherwise responsible for under such Section exceeds [*] Dollars ($[*]) (the “Threshold”), at which time Buyer shall be entitled to assert claims against Seller for Damages in excess of, but excluding [*] (the “Deductible”); provided, however, that the maximum liability of Seller for all claims by Buyer under Section 9.2(a) of this Agreement, together, shall not in any case exceed [*] Dollars ($[*]) in the aggregate (the “Cap”), provided, that, the foregoing Cap shall not apply to breaches of Section 5.1.7, for which the maximum liability of Seller for claims by Buyer under Sections 9.2(a) of this Agreement, together with any other claims made pursuant to Section 9.2(a), shall not in any case exceed the [*].

(b) Buyer shall have no obligation or liability to Seller pursuant to Section 9.3(a) of this Agreement, except to the extent that the aggregate amount of Damages incurred or suffered by Seller which Buyer is otherwise responsible for under such Section exceeds the Threshold, at which time Seller shall be entitled to assert claims against Buyer for Damages in excess of, but excluding, the Deductible; provided, however, that the maximum liability of Buyer for all claims by Seller under Section 9.3(a) of this Agreement, together, shall not in any case exceed the Cap.

9.6.	Indemnification Payment Adjustments.

The amount of any Damages for which indemnification is provided under this Article 9 shall be reduced by the insurance proceeds received and any other amounts actually received by the Indemnified Party with respect to any Damages. If any Indemnified Party shall have received any payment pursuant to this Article 9 with respect to any Damages and shall subsequently have received insurance proceeds or such other amounts with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (a) the sum of the amount of those insurance proceeds or such other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Article 9 with respect to such Damages and (b) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, in no event shall such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Article 9 with respect to such Damages.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

9.7.	No Offset.

If any matter as to which Buyer may be able to assert a claim is pending or unresolved at the time any payment is due from Buyer to Seller under this Agreement or otherwise, Buyer shall have no right to offset, deduct, counterclaim or otherwise withhold from such payment due to Seller any amount with respect to any pending or unresolved claims whether or not such claims arise out of or relate to this Agreement or any other matter.

9.8.	Further Limitations.

(a) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR THE INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR OTHER SPECIAL DAMAGES, LOST PROFITS, DAMAGE TO GOODWILL OR LOSS OF BUSINESS OF THE OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THE BREACH OF ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS SET FORTH HEREIN.

(b) Each party agrees to use reasonable efforts to mitigate any Damages which form the basis for any claim for indemnification hereunder.

9.9.	Sole and Exclusive Remedy.

Except with respect to fraud and rights to specific performance and all other equitable remedies, including declarative and injunctive relief, from and after the Closing Date, the indemnification rights provided in this Article 9 of this Agreement shall be the sole and exclusive remedy available under contract, tort or any other legal theory to Buyer and its Affiliates, and their respective officers, directors, employees, agents and representatives with respect to any Damages, including any debts, liabilities, damages, obligations, claims, demands, judgments, and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, including all costs and expenses, including interest, penalties, attorneys’ fees and any amounts paid in investigation, defense or settlement of any of the foregoing incurred or sustained pursuant to or in connection with this Agreement or the transactions contemplated hereby including any claims for breaches of representations, warranties, covenants or agreements contained in this Agreement, or any certificate delivered pursuant to this Agreement or otherwise in connection with this Agreement.

9.10.	Specific Performance.

Seller and Buyer acknowledge and agree that Seller and Buyer would be irreparably damaged if any of the covenants under this Agreement are not performed in accordance with their terms and that any default under or failure to perform or comply with any such covenant by Seller or Buyer would not be adequately compensated in all cases by monetary damages alone. Accordingly, subject to the provisions of this Article 9, including Section 9.9 above, Seller and Buyer shall be entitled to enforce any of the covenants set forth in this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent any breach of any of such covenants, without posting any bond or other undertaking.

ARTICLE 10

MISCELLANEOUS

10.1.	Notices.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, prepaid telex, cable, courier, telegram or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by telex, cable or telegram shall be deemed to have been given on the date received) as follows:

If to Buyer, as follows:

Salix Pharmaceuticals, Inc.

8540 Colonnade Center Drive

Suite 501

Raleigh, North Carolina 27615

Attention: General Counsel

Telephone: (919) 862-1000

Facsimile: (919) 862-1095

If to Seller, as follows:

King Pharmaceuticals, Inc.

501 Fifth Street

Bristol, Tennessee 37620

Attention: President

Facsimile: (423) 989-8055

with a copy (which shall not constitute notice) to:

King Pharmaceuticals, Inc.

501 Fifth Street

Bristol, Tennessee 37620

Attention: General Counsel/Legal Affairs

Facsimile: (423) 989-6282

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 10.1 by any party hereto to the other party.

10.2.	Entire Agreement.

This Agreement, its Appendices, Exhibits and Schedules, the Confidentiality Agreement, the Assignment of Trademarks, the Assumption Agreement, the Bill of Sale, the License and the Supply Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the parties relating thereto.

10.3.	Waiver; Remedies.

No delay on the part of Seller or Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Seller or Buyer of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.4.	Amendment.

This Agreement may be modified or amended only by written agreement of the parties hereto.

10.5.	No Third-Party Rights.

No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights in or obligations to any Person not a party to this Agreement.

10.6.	Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither Seller nor Buyer may assign any of its rights, duties or obligations hereunder without the prior written consent of the other, which consent may be withheld in the other’s sole discretion. Notwithstanding the foregoing, either Seller or Buyer may assign this Agreement and its respective rights and obligations hereunder, without the other party’s consent (a) in connection with the transfer or sale to third party of all or substantially all of such party’s assets or business or such party’s merger, or consolidation with another company in which the stockholders of Seller or Buyer (as the case may be) immediately prior to the closing of such transaction hold less than 50% of the voting stock of the surviving entity, or (b) to any Affiliate; provided, that in the event of the assignment to an Affiliate, the assigning party shall remain jointly and severally liable with such Affiliate for any and all obligations and responsibilities of such assigning party. Any purported assignment without a required consent shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment of this Agreement or of any rights hereunder shall relieve the assigning party of any of its Liabilities hereunder.

10.7.	Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware excluding any choice of law rules which may direct the application of the law of another state.

10.8.	Fees and Expenses.

Regardless of whether or not the transactions contemplated by this Agreement are consummated, except as may be otherwise specified herein, each party shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

10.9.	Further Assurances.

Each party shall execute and deliver such additional instruments and other documents and use all commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to consummate the transactions contemplated hereby.

10.10.	Interpretation.

The parties hereto acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the terms and provisions of this Agreement shall be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement; (c) all section titles or captions contained in this Agreement or in any Appendix, Exhibit or Schedule referred to herein or annexed to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; and (d) each Appendix, Exhibit and Schedule hereto is incorporated by reference and made a part of this Agreement.

10.11.	No Joint Venture.

Nothing contained herein shall be deemed to create any joint venture or partnership between the parties hereto, and, except as is expressly set forth herein, neither party shall have any right by virtue of this Agreement to bind the other party in any manner whatsoever.

10.12.	Severability.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions shall not be affected thereby.

10.13.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

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IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Asset Purchase Agreement as of the date first above written.

SELLER:

KING PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison
Name:	Brian A. Markison
Title:	Acting President and Chief Executive Officer

MONARCH PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison
Name:	Brian A. Markison
Title:	Acting President and Chief Executive Officer

PARKEDALE PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison
Name:	Brian A. Markison
Title:	Acting President and Chief Executive Officer

BUYER:

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan
Name:	Carolyn J. Logan
Title:	President and Chief Executive Officer

SALIX PHARMACEUTICALS, INC.

By:	/s/ Carolyn J. Logan
Name:	Carolyn J. Logan
Title:	President and Chief Executive Officer